As filed with the Securities and Exchange Commission on September 13, 2001

                                                         File No. 333-38550
                                                         File No. 811-09973
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                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM N-2


                    [X] REGISTRATION STATEMENT UNDER THE
                          SECURITIES ACT OF 1933 o
                        Pre-Effective Amendment No.
                     [X] Post-Effective Amendment No. 2
                                   and/or
    [X] REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940
                            [X] Amendment No. 5

                    EXCELSIOR VENTURE INVESTORS III, LLC
             (Exact name of registrant as specified in charter)
            114 West 47th Street, New York, New York 10036-1532
(Address of Principal Executive Offices (Number, Street, City, State, Zip Code)
     Registrant's Telephone Number, including Area Code (212) 852-3125

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                               David I. Fann
                            Douglas A. Lindgren
                    Excelsior Venture Investors III, LLC
            114 West 47th Street, New York, New York 10036-1532
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                 (Name and Address of Agents for Service)

                                 COPIES TO:
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THOMAS A. DECAPO, ESQ.                        IRENE S. GREENBERG, ESQ.
Skadden, Arps, Slate, Meagher & Flom LLP      United States Trust Company of
One Beacon Street                             New York
Boston, MA  02108-3194                        114 West 47th Street
Phone No.:  (617) 573-4814                    New York, New York  10036-1532
Fax No.:  (617) 573-4822                      Phone No.:  (212) 852-1367
                                              Fax No.:  (212) 852-1310
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         If any of the securities being registered on this form are to be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933, other than securities offered in connection with a dividend reinvestment plan, check the following box.........................................................................[ ]


It is proposed that this filing will become effective (check appropriate box) [X] when declared effective pursuant to Section 8(c).
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                           Cross Reference Sheet

  Part A
Item Number                                           Location In Prospectus

Item 1.        Outside Front Cover................    Outside Front Cover
Item 2.        Cover Pages; Other Offering
               Information........................    Inside Front and
                                                      Outside Back Cover
                                                      Page
Item 3.        Fee Table and Synopsis.............    Fee Table; Prospectus
                                                      Summary
Item 4.        Financial Highlights...............    Not applicable
Item 5.        Plan Of Distribution...............    The Offering; Selling
                                                      Arrangements
Item 6.        Selling Shareholders...............    Not applicable
Item 7.        Use of Proceeds....................    Use of Proceeds
Item 8.        General Description of the
               Registrant.........................    Front Cover; The
                                                      Company; Investment
                                                      Objective and
                                                      Policies; Risk
                                                      Factors
Item 9.        Management.........................    Management
Item 10.       Capital Stock, Long-Term Debt, and
               Other Securities...................    Description of Units
Item 11.       Defaults and Arrears on Senior
               Securities.........................    Not applicable
Item 12.       Legal Proceedings..................    Not applicable
Item 13.       Table of Contents of the Statement
               of Additional Information..........    Table of Contents of
                                                      the Statement of
                                                      Additional
                                                      Information

 Part B
Item Number

Item 14.       Cover Page.........................    Cover Page
Item 15.       Table of Contents..................    Cover Page
Item 16.       General Information and History....    The Company
Item 17.       Investment Objectives and Policies..   Investment Objective
                                                      and Policies
Item 18.       Management.........................    Management
Item 19.       Control Persons and Principal
               Holders of Securities..............    Management
Item 20.       Investment Advisory and Other
               Services...........................    Management
Item 21.       Brokerage Allocation and Other
               Practices..........................    Brokerage Allocation
                                                      and Other Practices
Item 22.       Tax Status.........................    Certain Federal
                                                      Income Tax
                                                      Considerations
Item 23.       Financial Statements...............    Financial Statements



                             EXPLANATORY NOTE


         This Post-Effective Amendment No. 2 to the registration statement on Form N-2 (File No. 333-38550) of Excelsior Venture Investors III, LLC (the "Fund") is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended, for the sole purpose of adding the opinion and consent of the Fund's counsel as to certain tax matters as Exhibit (n)(1) to the registration statement and accordingly, shall become effective immediately upon filing with the Securities and Exchange Commission. The amended and restated prospectus and statement of additional information filed with the Securities and Exchange Commission on March 27, 2001 pursuant to Rule 497 of the Securities Act of 1933 are incorporated by reference into this Post-Effective Amendment No. 3 in their entirety.



       Part C - Other Information

Item 24.  Financial Statements and Exhibits

   2.  Exhibits

              (a) (1) Certificate of Formation of Limited Liability Company
                      filed June 1, 2000.* .........
                  (2) Certificate of Amendment filed August 30, 2000.**
                  (3) Form of Limited Liability Company Operating Agreement.***
             (b)   Not applicable.
             (c)   Not applicable.
             (d)   Specimen  Certificate  of the  Fund's  Units,
                   the rights of holders of which are defined in Exhibit
                   (a)(3).***
             (e)   Not applicable.
             (f)   Not applicable.
             (g)   Form  of  Investment   Advisory   Agreement  between  the
                   Fund  and  U.S.  Trust Company.***
             (h)  (1) Form of Distribution Agreement between the Fund and
                      Charles Schwab & Co., Inc.***
                  (2) Form of Selling Agent Agreement among Charles Schwab
                      & Co., Inc., the Fund and the selling agents.***
             (i)   Not applicable.
             (j)  (1) Form of Custodian Agreement between the Fund and PFPC
                      Trust Company.***
                  (2) Form of Administration, Accounting and Investor
                      Services Agreement between the Fund and PFPC Inc.***
                  (3) Form of Escrow Agreement among the Fund, PNC Bank,
                      Delaware and PFPC Inc.***
             (k)  Form of Subscription Agreement between the Fund and
                  Excelsior Venture Partners III, LLC.****
             (l)  Opinion and consent of Skadden, Arps, Slate, Meagher and
                  Flom LLP.***
             (m)      Not applicable.
             (n)  (1) Opinion and consent of Skadden, Arps, Slate, Meagher and Flom LLP as to certain tax matters.
                  (2) Consent of Ernst & Young, LLP independent auditors.***
             (o)  Not applicable.
             (p)  (1) Form of Subscription Agreement for investment in
                      Units of the Fund.***
                  (2) Agreement with respect to seed capital.***
             (q)  Not applicable.
             (r)  (1) Code of Ethics of the Fund.***
                  (2) Code of Ethics of U.S. Trust Company, United States
                      Trust Company of New York and the selling agents.***
                  (3) Code of Ethics of the Distributor.***
            (s)   (1) Power of Attorney.*
                  (2) Power of Attorney.**

*Incorporated by reference to the Fund's registration statement on Form N-2 (File Nos. 333-38550 and 811-09973), filed on June 5, 2000.

**Incorporated by reference to the Fund's amended registration statement on Form N-2 (File Nos. 333-38550 and 811-09973), filed on September 20, 2000.

*** Incorporated by reference to the Fund's amended registration statement on Form N-2 (File Nos. 333-38550 and 811-09973), filed on November 8, 2000.

**** Incorporated by reference to the Fund's amended registration statement on Form N-2 (File Nos. 333-38550 and 811-09973), filed on April 6, 2001.



                                 SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 13th day of September, 2001.



                                EXCELSIOR VENTURE INVESTORS III, LLC


                                By: /s/  David I. Fann
                                    -------------------------------------------
                                     David I. Fann
                                     Co-Chief Executive Officer and President
                                     (principal executive officer)


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:


        Signature                       Title                       Date


 /s/ David I. Fann             Co-Chief Executive Officer       September 13, 2001
----------------------------   and President
David I. Fann                  (principal executive officer)


/s/ Douglas A. Lindgren*       Co-Chief Executive Officer and   September 13, 2001
----------------------------   Chief Investment Officer
    Douglas A. Lindgren        (principal executive officer)


/s/ Brian F. Schmidt*          Chief Financial Officer          September 13, 2001
----------------------------   (principal financial and
    Brian F. Schmidt           accounting officer)


/s/ John C. Hover II*          Manager                          September 13, 2001
----------------------------
    John C. Hover II


/s/ Gene M. Bernstein*         Manager                          September 13, 2001
----------------------------
    Gene M. Bernstein


/s/ Stephen V. Murphy*         Manager                          September 13, 2001
----------------------------
    Stephen V. Murphy


/s/ Victor F. Imbimbo, Jr.*    Manager                          September 13, 2001
----------------------------
    Victor F. Imbimbo, Jr.


*by:  /s/  David I. Fann
     ----------------------------
         David I. Fann
         Attorney-in-Fact



                                 SIGNATURES

         Excelsior Venture Partners III, LLC has duly caused this registration statement on Form N-2 of Excelsior Venture Investors III, LLC (File Nos. 333-38550 and 811-09973) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 13th day of September, 2001.


                             EXCELSIOR VENTURE PARTNERS III, LLC


                             By:      /s/ David I. Fann
                                      ----------------------------------------
                                      David I. Fann
                                      Co-Chief Executive Officer and President
                                      (principal executive officer)


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:



        Signature                       Title                       Date


 /s/ David I. Fann             Co-Chief Executive Officer       September 13, 2001
----------------------------   and President
David I. Fann                  (principal executive officer)


/s/ Douglas A. Lindgren*       Co-Chief Executive Officer and   September 13, 2001
----------------------------   Chief Investment Officer
    Douglas A. Lindgren        (principal executive officer)


/s/ Brian F. Schmidt*          Chief Financial Officer          September 13, 2001
----------------------------   (principal financial and
    Brian F. Schmidt           accounting officer)


/s/ John C. Hover II*          Manager                          September 13, 2001
----------------------------
    John C. Hover II


/s/ Gene M. Bernstein*         Manager                          September 13, 2001
----------------------------
    Gene M. Bernstein


/s/ Stephen V. Murphy*         Manager                          September 13, 2001
----------------------------
    Stephen V. Murphy


/s/ Victor F. Imbimbo, Jr.*    Manager                          September 13, 2001
----------------------------
    Victor F. Imbimbo, Jr.


*by:  /s/   David I. Fann
     ----------------------------
         David I. Fann
         Attorney-in-Fact



                               EXHIBIT INDEX


   Exhibit

              (a) (1) Certificate of Formation of Limited Liability Company
                      filed June 1, 2000.* .........
                  (2) Certificate of Amendment filed August 30, 2000.**
                  (3) Form of Limited Liability Company Operating Agreement.***
             (b)   Not applicable.
             (c)   Not applicable.
             (d)   Specimen  Certificate  of the  Fund's  Units,
                   the rights of holders of which are defined in Exhibit
                   (a)(3).***
             (e)   Not applicable.
             (f)   Not applicable.
             (g)   Form  of  Investment   Advisory   Agreement  between  the
                   Fund  and  U.S.  Trust Company.***
             (h)  (1) Form of Distribution Agreement between the Fund and
                      Charles Schwab & Co., Inc.***
                  (2) Form of Selling Agent Agreement among Charles Schwab
                      & Co., Inc., the Fund and the selling agents.***
             (i)   Not applicable.
             (j)  (1) Form of Custodian Agreement between the Fund and PFPC
                      Trust Company.***
                  (2) Form of Administration, Accounting and Investor
                      Services Agreement between the Fund and PFPC Inc.***
                  (3) Form of Escrow Agreement among the Fund, PNC Bank,
                      Delaware and PFPC Inc.***
             (k)  Form of Subscription Agreement between the Fund and
                  Excelsior Venture Partners III, LLC.****
             (l)  Opinion and consent of Skadden, Arps, Slate, Meagher and
                  Flom LLP.***
             (m)      Not applicable.
             (n)  (1) Opinion and consent of Skadden, Arps, Slate, Meagher and Flom LLP as to certain tax matters.
                  (2) Consent of Ernst & Young, LLP independent auditors.***
             (o)  Not applicable.
             (p)  (1) Form of Subscription Agreement for investment in
                      Units of the Fund.***
                  (2) Agreement with respect to seed capital.***
             (q)  Not applicable.
             (r)  (1) Code of Ethics of the Fund.***
                  (2) Code of Ethics of U.S. Trust Company, United States
                      Trust Company of New York and the selling agents.***
                  (3) Code of Ethics of the Distributor.***
            (s)   (1) Power of Attorney.*
                  (2) Power of Attorney.**

*Incorporated by reference.